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Orange County Register
Tuesday, June 3, 2003

Some minority investors aim to block sale of Troy Group to family
Founder's family has an agreement with the company, but a higher offer has been made.

By TAMARA CHUANG
The Orange County Register

IRVINE—A consortium of Troy Group Inc. shareholders has organized to fight founder Patrick Dirk and his family's bid to take the company private.

Led by Keith Sugawara, the former president of Troy's wireless division, the group is honing in on a sentence found in many of Troy's recent security filings: The sale is contingent on the approval of non-Dirk family shareholders.

While the Dirk family, which owns 65 percent of the wireless technology and check-printing firm, have an agreement with the company to pay $2.70 per share, a new offer emerged last month. Westar Capital LLC of Costa Mesa offered $3.50 per share. The Dirks have repeatedly said they do not want to sell their shares.

"The No. 1 focus is the fact that the Dirk family has indicated that $2.70 a share is good enough for all minority shareholders, yet the $3.50 a share isn't good enough for the Dirk family," said Sugawara.

"The fundamental problem is that Troy is a public company, and we believe that there are actions taken that have not been in the best interest of the shareholders or in the interest of maximizing shareholder value."

Sugawara said the investor group represents 750,000 shares of Troy, or about 20 percent of minority shares. Minority shareholders hold 35 percent of shares outstanding. Troy has said the shareholder vote on the Dirk offer would be completed by July. But Monday, James Klinger, Troy's chief financial officer, said the sale could be postponed because the special committee researching the sale is now considering the Westar offer. Reached Monday, Michel Glouchevitch, managing director of Westar, said his company believes Troy is a solid business—enough to no longer demand all outstanding shares. "It's not all-or-nothing anymore," he said. "We would be open to purchasing less than 100 percent but we would need to purchase a controlling interest." Troy's stock price has been bobbing between $1.40 to $2.85 since the Dirks made their intention known in November. Troy shares closed Monday at $2.69.

The consortium of minority investors has set up a hot line for more information, at (877) 558-5826.

CONTACT US: (714) 796-4952 or tchuang@ocregister.com